May 1, 2019

VIA EMAIL

Re: Dan Lamadrid Retention Offer

Dear Dan:

In recognition of your valued contributions and the desire of Ascena Retail Group, Inc. (the “Company”) to ensure your continued service with the Company as the Company completes Project Viking and explores and, if applicable, completes Projects Robin, Venus, and Iris, the Company is pleased to offer to you an opportunity to earn a Retention Bonus on the terms and conditions set forth in this letter (the “Agreement”).

I.    Amount and Payment Schedule for Retention Bonus

The maximum possible amount of the Retention Bonus is $550,000, less applicable taxes and deductions. The Retention Bonus will be paid in equal installments as described below, as soon as reasonably practicable following each of the consummation of the closing of Project Viking and the date set forth below, but in no event later than 30 days following the consummation of the closing of Project Viking or the date set forth below. You must be continuously employed by the Company from the date of this Agreement through the payment date of the particular installment payment in order to receive the installment payment.

Retention Bonus Installment Payment Amount	Trigger or Date for Installment Payment
$275,000	May 17, 2019
$275,000	August 31, 2020

II.     Repayment of Retention Bonus

In the event that, before the August 31, 2020 installment payment is paid to you as provided in Section I, you resign your employment for any reason whatsoever, or your employment is terminated due to: (i) a violation of company policy, (ii) conduct giving rise to immediate discharge, and/or (iii) “Cause” (as defined in the Company’s Executive Severance Plan, as may be amended from time to time (the “ESP”)) (clauses (i) through (iii), a “Company Termination”), then you will be responsible for repaying the Company (A) the net after-tax amount of the Retention Bonus paid to you prior to your resignation or (B) the gross amount of the Retention Bonus paid to you prior to your Company Termination. Any amount required to be repaid to the Company pursuant to this Section II must be paid in a cash lump sum within 90 days of your resignation or Company Termination, as applicable.

III.     Severance Benefits

Effective as of the date of this Agreement, in the event of your “Non-Change in Control Termination” (as defined in the ESP), your cash severance level under Section 2.2(a)(i) of the ESP will be 24 months of your then-current base salary. In addition, effective as of the date of this Agreement, in the event of your “Change in Control Related Termination” (as defined in the ESP), the multiple for your cash severance amount under Section 2.2(a)(ii) of the ESP shall be two times (2x) rather than one and one-half times (1.5x). Pursuant to Section 2.4 of the ESP, you will have no duty to mitigate severance payments that you may become eligible to receive under the ESP (as modified by this Agreement) and the Company will not reduce its obligation to pay any such severance by any amount that you may earn as base salary from a new employer. Your eligibility to receive severance benefits under the ESP is subject in all respects to the terms, conditions and restrictions of the ESP. If you resign your employment for any reason or your employment is terminated by the Company for any reason other than due to a Non-Change in Control Termination or a Change in Control Related Termination, you will not be eligible for any severance payments from the Company under this Agreement, the ESP or otherwise.

IV.     No Guarantee of Employment

Your employment with the Company remains at will, and this Agreement does not constitute a contract of employment or guarantee or imply any right to continued employment for any period.

V.    Governing Law

The Parties agree that this Agreement shall be construed in accordance with New York law, without regard to conflicts of laws principles. Any dispute arising out of, or relating to this Agreement, shall be subject to the exclusive jurisdiction of the state or federal courts of New York located in New York County.

VI.    Return of Agreement

If you wish to be eligible to receive the Retention Bonus and the ESP modifications set forth herein, please sign and return the Agreement to Heidi Mader no later than five business days from the date you received this Agreement. If you do not return the signed Agreement within this timeframe, this Agreement will be deemed revoked and of no effect, and you will not have any entitlement to the Retention Bonus or the ESP modifications set forth herein.

VII.     Taxes

Any payments or benefits to be made or provided to you pursuant to this Agreement shall be subject to any withholding tax (including social security contributions and federal income taxes) as shall be required by federal, state and local withholding tax laws. This Agreement is intended to be exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code of 1986 and the guidance promulgated thereunder (“Section 409A”), and will be interpreted, administered and operated in a manner consistent with that intent. Each payment to you shall be treated as a separate payment, and any right to a series of installment payments is to be treated as a right to a series of separate payments. The Company shall have no liability to you or otherwise if the Retention Bonus is subject to Section 409A. Payments and benefits that may be provided to you under the ESP shall be subject to Section 7.8 of the ESP.

Thank you for your continued work and dedication to the Company in support of these important initiatives.

Best Regards,

/s/ Gary Muto
Gary Muto
CEO, Ascena Retail Group, Inc.

Accepted by:

/s/ Dan Lamadrid
__________________________________
Dan Lamadrid

May 1, 2019
Date